Exhibit 99.1

IT Tech Packaging, Inc. Announces Second Quarter 2018 Financial Results

Company to Host Earnings Conference Call on Friday, August 10, 2018, at 8:00 am ET

BAODING, China, August 9, 2018 /PRNewswire/ -- IT Tech Packaging, Inc. (NYSE MKT: ITP) (“IT Tech Packaging” or the “Company”), a leading manufacturer and distributor of diversified paper products in North China, today announced its unaudited financial results for the second quarter ended June 30, 2018.

Second Quarter 2018 Unaudited Financial Results

	For the Three Months Ended June 30,
($ millions)	2018	2017	% Change
Revenues	33.1	22.8	45.5%
Regular Corrugating Medium Paper (“CMP”)*	23.3	13.9	67.8%
Light-Weight CMP**	5.6	3.2	72.6%
Offset Printing Paper	4.2	4.9	-14.2%
Tissue Paper Products	0.0	0.7	-100.0%
Digital Photo Paper	0.014	0.0	NM

Gross profit (loss)	3.0	3.5	-13.0%
Gross profit (loss) margin	9.1%	15.2%	-6.1 pp
Regular Corrugating Medium Paper (“CMP”)*	9.1%	14.7%	-5.6 pp
Light-Weight CMP**	12.6%	19.5%	-6.9 pp
Offset Printing Paper	4.5%	15.3%	-10.9 pp
Tissue Paper Products	NA	5.1%	NM
Digital Photo Paper	-25.5%	NA	NM

Operating income (loss)	-0.012	0.8	-101.5%
Net income (loss)	0.1	0.016	591.0%
EBITDA	3.6	4.4	-16.2%
Basic and Diluted earnings (loss) per share	0.01	0.001	591.0%

* Products from PM6

** Products from PM1

*** pp represents percentage points

●	Revenue increased by 45.5% to $33.1 million, primarily attributable to increase in average selling prices (ASP) for both corrugating medium paper (“CMP”) and offset printing paper as well as increase in sales volume of CMP, partially offset by the decrease in sales volume of offset printing paper.

●	Gross profit decreased by 13% to $3.0 million. Gross margin decreased by 6.1 percentage points to 9.1%. The decrease in gross profit and gross margin were primarily due to increases in unit costs of recycled paper board and recycled white scrap paper.

●	Net income was $0.1 million, or $0.01 per diluted share, compared to $0.016 million, or $0.001 per diluted share, for the same period of last year.

●	Earnings before interest, taxes, depreciation and amortization (“EBITDA”) decreased by 16.2% to $3.6 million.

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of the Company, commented, “We are pleased to see a strong snapback in our business during the second quarter following the suspension of production from late January to Mid-March due to a government-mandated restriction on the supply of natural gas that interrupted our normal business during the first quarter. Our total revenue increased by 45.5% to $33.1 million, benefitted from continued uptick in average selling prices for both CMP and offset print paper. Looking forward, while the temporary government mandated production restriction/suspension from time to time continues to pose risks and uncertainties to our business, we expect that the prices for our major products to remain relatively stable at the current levels.”

Revenue

For the second quarter of 2018, total revenue increased by $10.4 million, or 45.5%, to $33.1 million from $22.8 million for the same period of the prior year. The increase in total revenue was mainly due to the increase in ASP for both CMP and offset printing paper as well as the increase in sale volume of CMP, partially offset by a decrease in sales volume of offset printing paper resulted from a slowdown of market demand. The following table summarizes revenue, volume and ASP by product for the second quarter of 2018 and 2017, respectively:

	For the Three Months Ended June 30,
	2018			2017
	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	23,307	38,541	605	13,892	37,994	366
Light-Weight CMP	5,600	9,543	587	3,244	9,200	353
Offset Printing Paper	4,228	4,911	861	4,928	7,307	674
Tissue Paper Products	-	-	NM	724	568	1,275
Digital Photo Paper	14	7	1,896	-	-	NM
Total	33,149	52,995	626	22,788	55,069	414

Revenue from CMP, including both regular CMP and light-Weight CMP, increased by $11.8 million, or 68.7%, to $28.9 million and accounted for 87.2% of total revenue for the second quarter of 2018, compared to $17.1 million, or 75.2% of total revenue, for the same period of the prior year. The Company sold 48,084 tonnes of CMP at an ASP of $601/tonne in the second quarter of 2018, compared to 47,194 tonnes at an ASP of $363/tonne in the same period of the prior year.

Of the total CMP sales, revenue from regular CMP increased by $9.4 million, or 67.8%, to $23.3 million, resulting from sales of 38,541 tonnes at an ASP of $605/tonne, during the second quarter of 2018, compared to revenue of $13.9 million, resulting from sales of 37,994 tonnes at an ASP of $366/tonne, for the same period of the prior year. Revenue from light-weight CMP increased by $2.4 million, or 72.6%, to $5.6 million, resulting from sales of 9,543 tonnes at an ASP of $587/tonne for the second quarter of 2018, compared to revenue of $3.2 million, resulting from sales of 9,200 tonnes at an ASP of $353/tonne for the same period of the prior year.

Revenue from offset printing paper decreased by $0.7 million, or 14.2%, to $4.2 million for the second quarter of 2018, from $4.9 million for the same period of the prior year. The Company sold 4,911 tonnes of offset printing paper at an ASP of $861/tonne in the second quarter of 2018, compared to 7,307 tonnes at an ASP of $674/tonne in the same period of the prior year.

Production of tissue paper was suspended in September and October 2017 for the replacement of coal boilers, and intermittent production resumed in the following months due to volatility in the price of tissue paper. We had no revenue from tissue paper products for the second quarter of 2018, compared to $0.7 million, resulting from sales of 568 tonnes at an ASP of $1,275/tonne, for the second quarter of 2017. We expect to resume and increase production of tissue products once the market condition becomes more favorable.

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Revenue generated from digital photo paper were $14,028 for the three months ended June 30, 2018. In June 2016, we suspended the production of digital photo paper due to low market demand for our products and now are considering renovating the line to produce more competitive products. We expect that our digital photo paper production will remain suspended for the near future.

Gross Profit and Gross Margin

Total cost of sales for CMP, offset printing paper and tissue paper products increased by $10.8 million, or 55.9%, to $30.1 million for the second quarter of 2018, from $19.3 million for the same period of the prior year. Cost of sales per tonne was $568 for the second quarter of 2018, compared to $351 for the same period of the prior year. The increase in overall cost of sales per tonne was mainly due to increased material costs, specifically higher average unit purchase costs of recycled paper board and recycled white scrap paper. Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, and tissue paper products were, $550, $513, $823, and $nil, respectively, for the second quarter of 2018, compared to $312, $284, $571 and $1,210, respectively, for the same period of the prior year.

Gross profit was $3.0 million for the second quarter of 2018, compared to gross profit of $3.5 million for the same period of the prior year. Overall gross margin was 9.1% for the second quarter of 2018, compared to gross profit margin of 15.2% for the same period of the prior year. The decrease in gross profit and gross margin were mainly due to the increase in unit cost of recycled paper board and recycled white scrap paper and decrease in sales volume of offset printing paper, partially offset by an increase in average selling prices as discussed above. Gross margins for regular CMP, light-weight CMP, offset printing paper, and tissue paper products were 9.1%, 12.6%, 4.5%, and nil, respectively, for the second quarter of 2018, compared to gross profit margin of 14.7%, 19.5%, 15.3%, and 5.1%, respectively, for the same period of the prior year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) increased by $0.3 million, or 12.6%, to $3.0 million for the second quarter of 2018 from $2.7 million for the same period of the prior year. The increase was mainly due to the depreciation of Renminbi against US Dollor in the second quarter of 2018 compared to the same period of 2017. As a percentage of total revenue, SG&A was 9.1% for the second quarter of 2018, compared to 11.8% for the same period of the prior year.

Income (loss) from Operations

Loss from operations was $0.01 million for the second quarter of 2018, compared to income from operations of $0.8 million for the same period of the prior year. The decrease in operating income was primarily due to the decrease in gross profit and increase in selling, general and administrative expenses as discussed above. Operating loss margin was 0.04% for the second quarter of 2018, compare to operating profit margin of 3.4% for the same period of the prior year.

Net Income

Net income was $0.1 million, or net income of $0.01 per basic and diluted share, for the second quarter of 2018, compared to net income of $0.02 million, or net earnings of $0.001 per basic and diluted share, for the same period of the prior year.

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EBITDA

EBITDA was $3.6 million for the second quarter of 2018, compared to $4.4 million for the same period of the prior year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Three Months Ended June 30,
($ millions)	2018	2017
Net income	0.1	0.0
Add: Income tax	-0.5	0.1
Net interest expense	0.4	0.7
Depreciation and amortization	3.7	3.6
EBITDA	3.6	4.4

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First Half of 2018 Financial Results

	For the Six Months Ended June 30,
($ millions)	2018	2017	% Change
Revenues	35.0	48.1
Regular Corrugating Medium Paper (“CMP”)*	24.2	33.3	-27.1%
Light-Weight CMP**	6.3	5.5	-27.4%
Offset Printing Paper	4.6	7.9	14.6%
Tissue Paper Products	0.0	1.4	-42.0%
Digital Photo Paper	0.014	0.0	NM

Gross profit	2.3	9.1	-74.60%
Gross margin	6.6%	19.00%	-12.3 pp
Regular Corrugating Medium Paper (“CMP”)*	8.0%	19.10%	-11.1 pp
Light-Weight CMP**	5.1%	21.00%	-15.9 pp
Offset Printing Paper	1.4%	19.10%	-17.7 pp
Tissue Paper Products	NA	6.40%	NM
Digital Photo Paper	-25.5%	NA	NM

Operating income	-4.5	3.6	-224.60%
Net income	-4.0	1.7	-330.70%
EBITDA	-11.5	10.9	-205.30%
Basic and Diluted earnings per share	-0.19	0.08	-330.70%

* Products from PM6

** Products from PM1

*** pp represents percentage points

Revenue

For first half of 2018, total revenue decreased by $13.0 million, or 27.1%, to $35.0 million from $48.1 million for the same period of last year. The decrease in total revenue was mainly decreases in sales volume of CMP and offset printing paper, which was partially offset by increase in ASP of these products. The following table summarizes revenue, volume and ASP by product for the first half of 2018 and 2017, respectively:

	For the Six Months Ended June 30,
	2018			2017
	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)	Revenue ($’000)	Volume (tonne)	ASP ($/tonne)
Regular CMP	24,215	40,213	602	33,344	85,786	389
Light-Weight CMP	6,252	10,794	579	5,454	14,223	383
Offset Printing Paper	4,557	5,290	861	7,853	12,063	651
Tissue Paper Products	-	-	NM	1,427	1,126	1,268
Digital Photo Paper	14	7	1,896	-	-	NM
Total	35,037	56,304	622	48,077	113,198	425

Revenue from CMP, including both regular CMP and light-Weight CMP decreased by $8.3 million, or 21.5%, to $30.5 million, and accounted for 87.0% of total revenue for the first half of 2018, compared to $38.8 million, or 80.7% of total revenue for the same period of last year. The Company sold 51,007 tonnes of CMP in the first half of 2018, compared to 100,009 tonnes of CMP in the same period of last year.

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Of the total CMP sales, revenue from regular CMP decreased by $9.1 million, or 27.4%, to $24.2 million, resulting from sales of 40,213 tonnes at an ASP of $602/tonne during the first half of 2018, compared to revenue of $33.3 million, resulting from sales of 85,786 tonnes at an ASP of $389/tonne for the same period of last year. Revenue from light-weight CMP increased by $0.8 million, or 14.6%, to $6.3 million, resulting from sales of 10,794 tonnes at an ASP of $579/tonne for the first half of 2018, compared to revenue of $5.5 million, resulting from sales of 14,223 tonnes at an ASP of $383/tonne for the same period of last year.

Revenue from offset printing paper decreased by $3.3 million, or 42.0%, to $4.6 million for the first half of 2018, from $7.9 million for the same period of last year. The Company sold 5,290 tonnes of offset printing paper at an ASP of $861/tonne in the first half of 2018, compared to 12,063 tonnes at an ASP of $651/tonne in the same period of last year.

We sold nil tonnes of tissue paper products in the six months of 2018 as opposed to 1,126 tonnes in the same period of 2017. Production was suspended from late January 2018 to March 13, 2018 due to a government-mandated restriction on the natural gas supply. Production of tissue paper was suspended due to volatility of tissue paper price.

Revenue generated from digital photo paper were $14,028 for the six months ended June 30, 2018. In June 2016, we suspended the production of digital photo paper due to low market demand for our products and now are upgrading the production line to produce more competitive products. We expect that our digital photo paper production will remain suspended for the near future.

Gross Profit and Gross Margin

Total cost of sales decreased by $6.3 million, or 16.1%, to $32.7 million for the first half of 2018, from $39.0 million for the same period of last year. The decrease in overall cost of sales was mainly a result of decrease in sales volume, partially offset by increase of cost of recycled paper board and recycled white scrap paper. Costs of sales per tonne for regular CMP, light-weight CMP, offset printing paper, tissue paper products were, $554, $550, $849, and $nil, respectively, for the first half of 2018, compared to $314, $303, $527, and $1,186, respectively, for the same period of last year.

Total gross profit decreased by $6.8 million, or 74.6%, to $2.3 million for the first half of 2018, from $9.1 million for the same period of last year. Overall gross margin decreased by 12.3 percentage points to 6.6% for the first half of 2018 from 19% for the same period of last year. Gross margin for regular CMP, light-weight CMP, offset printing paper and tissue paper products and digital photo paper was 8.0%, 5.1%, 1.4%, nil and -25.5%, respectively, for the first half of 2018, compared to 19.1%, 21.0%, 19.1%, 6.4%, and nil, respectively, for the same period of last year.

Selling, General and Administrative Expenses

Selling, general and administrative expenses (“SG&A”) increased by $1.4 million, or 25.0%, to $6.8 million for the first half of 2018, from $5.5 million for the same period of last year. As a percentage of total revenue, SG&A was 19.5% for the first half of 2018, compared to 11.4% for the same period of last year.

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(Loss) Income from Operations

Loss from operations decreased by 224.6% to $4.5 million for the first half of 2018. Operating loss margin was 12.9% for the first half of 2018, compared to operating profit margin of 7.6% for the same period of last year.

Net (Loss) Income

Net loss was $4.0 million, or $0.19 loss per basic and diluted share, for the first half of 2018, compared to net income of $1.7 million, or $0.08 earnings per basic and diluted share, for the same period of last year.

EBITDA

EBITDA decreased by 205.3% to negative $11.5 million for the first half of 2018, from $10.9 million for the same period of last year.

Note 1: Non-GAAP Financial Measures

In addition to our U.S. GAAP results, this press release includes a discussion of EBITDA, a non-GAAP financial measure as defined by the Securities and Exchange Commission (“SEC”). The Company defines EBITDA as net income before interest, income taxes, depreciation and amortization. EBITDA is a key measure used by management to evaluate our results and make strategic decisions. Management believes this measure is useful to investors because it is an indicator of operational performance. Because not all companies use identical calculations, the Company’s presentation of EBITDA may not be comparable to similarly titled measures of other companies, and should not be viewed as an alternative to measures of financial performance or changes in cash flows calculated in accordance with the U.S. GAAP.

Reconciliation of Net Income to EBITDA

(Amounts expressed in US$)

	For the Six Months Ended June 30,
($ millions)	2018	2017
Net income	-4.0	1.7
Add: Income tax	-1.1	0.6
Net interest expense	0.8	1.4
Depreciation and amortization	-7.2	7.2
EBITDA	-11.5	10.9

Cash, Liquidity and Financial Position

As of June 30, 2018, the Company had cash and bank balances, short-term debt (including bank loans, current portion of long-term loans from credit union and related party loans), notes payable and long-term debt (including related party loans) of $5.7 million, $20.1 million, $3.8 million and $6.0 million, respectively, compared to $2.9 million, $13.6 million, $6.1 million and $11.9 million, respectively, at the end of 2017. Net accounts receivable was $2.7 million as of June 30, 2018, compared with $1.8 million as of December 31, 2017. Net inventory was $4.1 million as of June 30, 2018, compared to $8.5 million at the end of 2017. As of June 30, 2018, the Company had current assets of $19.2 million and current liabilities of $25.6 million, resulting in a working capital deficit of $6.4 million. This compared to current assets of $20.0 million, current liabilities of $21.8 million and working capital deficit of $1.8 million at the end of 2017.

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Net cash provided by operating activities was $1.1 million for the six months ended June 30, 2018, compared to $3.7 million for the same period of the prior year. Net cash used in investing activities was $1.2 million for the six months ended June 30, 2018, compared to $5.9 million for the same period of the prior year. Net cash provided by financing activities was $0.8 million for the six months ended June 30, 2018, compared to $10.2 million for the same period of the prior year.

Corporate Name and Ticker Symbol Changes

On July 17, 2018, the Company’s Board of Directors approved to change its corporate name to IT Tech Packaging, Inc. The name change became effective on August 1, 2018. In connection with the name change, the Company’s common stock began trading under a new ticker symbol “ITP” and a new CUSIP number, 46527C100, at the opening of trading on August 1, 2018.

Earnings Conference Call

To attend the conference call, please dial in using the information below. When prompted upon dialing-in, please provide the conference ID or ask for the “IT Tech Packaging Second Quarter 2018 Earnings Conference Call.”

Date:	Friday, August 10, 2018
Time:	8:00 am ET
International Toll Free:	United States: +1-855-500-8701 Mainland China: 400-120-0654 Hong Kong: 800-906-606 International: +65-6713-5440
Conference ID:	3546059

This conference call will be broadcast live on the Internet and can be accessed by all interested parties at  https://edge.media-server.com/m6/p/a8uyuevd .

Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software.

A playback will be available through 11:00 am ET on August 10, 2018 to 9:59 am ET on August 18, 2018. To listen, please dial+1-855-452-5696 if calling from the United States, or +61-290-034-211 if calling internationally. Use the passcode 3546059 to access the replay.

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About IT Tech Packaging, Inc.

Founded in 1996, IT Tech Packaging, Inc. is a leading manufacturer and distributor of diversified paper products in North China. Using recycled paper as its primary raw material (with the exception of its digital photo paper and tissue paper products), ITP produces and distributes three categories of paper products: corrugating medium paper, offset printing paper and tissue paper products. With production based in Baoding and Xingtai in North China’s Hebei Province, ITP is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country. ITP has been listed on the NYSE MKT since December 2009.

Safe Harbor Statements

This press release may contain forward-looking statements. These forward-looking statements involve inherent risks and uncertainties that could cause actual results to differ materially from those projected or anticipated, including risks outlined in the Company’s public filings with the Securities and Exchange Commission, including the Company’s latest annual report on Form 10-K. All information provided in this press release speaks as of the date hereof. Except as otherwise required by law, the Company undertakes no obligation to update or revise its forward-looking statements.

For more information, please contact:

Investor Relations:

Tony Tian, CFA
Weitian Group LLC
Email: ttian@weitianco.com

Phone: +1-732-910-9692

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IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2018 AND DECEMBER 31, 2017

(Unaudited)

	June 30,	December 31,
	2018	2017

ASSETS

Current Assets
Cash and bank balances	$5,745,284	$2,895,790
Restricted cash	3,778,376	6,121,637
Accounts receivable (net of allowance for doubtful accounts of $55,570 and $37,626 as of June 30, 2018 and December 2017, respectively)	2,722,949	1,843,682
Inventories	4,055,222	8,474,165
Prepayments and other current assets	2,927,813	651,523

Total current assets	19,229,644	19,986,797

Property, plant, and equipment, net	181,057,430	189,388,709
Value-added tax recoverable	2,957,782	3,041,416
Deferred tax asset non-current	7,544,387	6,572,559

Total Assets	$210,789,243	$218,989,481

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Short-term bank loans	$12,393,072	$7,192,923
Current portion of long-term loans from credit union	7,466,070	6,366,502
Accounts payable	135,853	422,705
Notes payable	3,778,376	6,121,637
Due to related parties	238,428	60,378
Accrued payroll and employee benefits	223,609	231,247
Other payables and accrued liabilities	1,387,368	836,337
Income taxes payable	-	525,804

Total current liabilities	25,622,776	21,757,533

Loans from credit union	-	1,193,719
Loans from a related party	6,045,401	10,712,865

Total liabilities (including amounts of the consolidated VIE without recourse to the Company of $29,172,590 and $31,235,520 as of June 30, 2018 and 2017, respectively)	31,668,177	33,664,117

Commitments and Contingencies

Stockholders’ Equity
Common stock, 500,000,000 shares authorized, $0.001 par value per share, 21,450,316 shares issued and outstanding as of June 30, 2018 and 2017, respectively	21,450	21,450
Additional paid-in capital	50,635,243	50,635,243
Statutory earnings reserve	6,080,574	6,080,574
Accumulated other comprehensive income	3,240,783	5,468,799
Retained earnings	119,143,016	123,119,298

Total stockholders’ equity	179,121,066	185,325,364

Total Liabilities and Stockholders’ Equity	$210,789,243	$218,989,481

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IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2018 AND 2017

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017

Revenues	$33,149,190	$22,787,683	$35,037,384	$48,077,342

Cost of sales	(30,133,768)	(19,323,017)	(32,717,270)	(38,958,756)

Gross Profit	3,015,422	3,464,666	2,320,114	9,118,586
Selling, general and administrative expenses	(3,027,265)	(2,688,549)	(6,841,059)	(5,470,891)
Gain (Loss) from disposal of property, plant and equipment	113	(12,101)	(10,263)	(12,101)

(Loss) Income from Operations	(11,730)	764,016	(4,531,208)	3,635,594

Other Income (Expense):
Interest income	(17,344)	5,811	27,419	23,756
Subsidy income	(2,772)	101	250,509	40,813
Interest expense	(407,182)	(696,530)	(810,993)	(1,375,614)

(Loss) Income before Income Taxes	(439,028)	73,398	(5,064,273)	2,324,549

Provision for Income Taxes	549,022	(57,481)	1,087,991	(600,763)

Net Income (Loss)	109,994	15,917	(3,976,282)	1,723,786

Other Comprehensive (Loss) Income
Foreign currency translation adjustment	(9,603,574)	3,288,469	(2,228,016)	4,244,761

Total Comprehensive (Loss) Income	$(9,493,580)	$3,304,386	$(6,204,298)	$5,968,547

Earnings (Losses) Per Share:

Basic and Diluted Earnings (Losses) per Share	$0.01	$0.00	$(0.19)	$0.08

Outstanding – Basic and Diluted	21,450,316	21,450,316	21,450,316	21,450,316

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IT TECH PACKAGING, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2018 AND 2017

(Unaudited)

	Six Months Ended
	June 30,
	2018	2017

Cash Flows from Operating Activities:
Net income	$(3,976,282)	$1,723,786
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,410,833	7,199,500
Loss from disposal of property, plant and equipment	10,263	12,101
(Recovery from) Allowance for bad debts	19,075	(34,779)
Share-based compensation expenses	-	-
Deferred tax	(1,091,557)	(1,288,588)
Changes in operating assets and liabilities:
Accounts receivable	(953,735)	1,738,942
Prepayments and other current assets	(2,319,121)	(2,362,865)
Inventories	4,468,468	(4,609,040)
Accounts payable	(291,710)	(224,074)
Advance from customers	-	(29,152)
Notes payable	(2,348,520)	3,643,943
Due to related parties	78,284	72,879
Accrued payroll and employee benefits	(4,929)	12,772
Other payables and accrued liabilities	684,864	(1,383,446)
Income taxes payable	(537,772)	(732,440)
Net Cash Provided by Operating Activities	1,148,161	3,739,539

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(1,233,667)	(5,900,335)
Proceeds from sale of property, plant and equipment	-	24,522
Net Cash Used in Investing Activities	(1,233,667)	(5,875,813)

Cash Flows from Financing Activities:
Proceeds from related party loans	4,697,041	-
Repayments of related party loans	(9,394,082)	-
Proceeds from short term bank loans	9,863,786	9,911,525
Repayment of bank loans	(4,383,905)	-
Proceeds from credit union loans		2,332,124
Payment of capital lease obligation	-	(2,030,900)
Net Cash Provided by Financing Activities	782,840	10,212,749

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(191,101)	287,083

Net Increase in Cash and Cash Equivalents	506,233	8,363,558

Cash, Cash Equivalents and Restricted Cash - Beginning of Period	9,017,427	4,494,964

Cash, Cash Equivalents and Restricted Cash - End of Period	$9,523,660	$12,858,522

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest, net of capitalized interest cost	$1,110,879	$1,034,757
Cash paid for income taxes	$534,901	$2,621,791

Cash and bank balances	5,745,284	6,953,940
Restricted cash	3,778,376	5,904,582
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	9,523,660	12,858,522

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